SCHEDULE B
                                                                 JANUARY 1, 2007
                                                       REVISED SEPTEMBER 1, 2009
                                                 FURTHER REVISED JANUARY 1, 2011

                        TOUCHSTONE VARIABLE SERIES TRUST
                    COMPENSATION FOR TRANSFER AGENCY SERVICES

Each Fund shall pay J.P.Morgan Chase Bank, N.A. (f/k/a Integrated), on the first business day following the end of each month, a fee based on established shareholder accounts as of the end of the month as follows:

              Annual Fee                 Account Classification
              ----------                 ----------------------
              $18.25 per account         Active Full Service
                9.25 per account         Active Networked
                2.00 per account         Closed Accounts

Each Fund shall reimburse J.P.Morgan Chase Bank, N.A. for its reasonable out-of-pocket expenses (as evidenced by documentation acceptable to each Fund in its sole discretion) incurred in the performance of its services under this Agreement, except that the Funds shall not reimburse the implementation fee for Advisor Central and the annual fees for each of Advisor Central and Coates.

Agreed to by:

TOUCHSTONE VARIABLE SERIES TRUST


By: /s/ Jill T. McGruder
    -------------------------
Name: Jill T. McGruder
Title: President


JPMORGAN CHASE BANK, N.A.


By: /s/ Roy E. Rogers
    -------------------------
Name: Roy E. Rogers
Title: Managing Director